Exhibit 99.3

FOR IMMEDIATE RELEASE

July 22, 2019	NYSE American: REI

RING ENERGY, INC. ANNOUNCES AMENDED 2019

CAPITAL EXPENDITURE BUDGET OF APPROXIMATELY

$152 MILLION

Company Continues To Focus On Cash Flow Neutrality By Year End

Midland, TX. July 22, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Ring”)(“Company”) announced today an amended capital expenditure budget (“CAPEX”) for 2019 of approximately $152 million. The amended CAPEX results in a reduction of approximately $2 million from the preliminary budget of $154 million announced on April 29, 2019. The decrease is the result of a reduction in new horizontal wells to be drilled in 2019 from 50 to 32 and the reallocation of those funds to the upgrading / reworking of a large number of existing wells and necessary improvements to current infrastructure which will improve operational efficiencies. The Company drilled 20 new horizontal wells and four new saltwater disposal wells in the first six months of 2019. The Company employed one drilling rig in the first quarter of 2019, added a second rig with the completion of the Northwest Shelf Property (“NWS”)(“Wishbone”) acquisition in early April, retained two rigs through the remainder of the second quarter, and currently has gone back to one drilling rig. The additional twelve new horizontal wells will all be one-mile horizontals, and all will be drilled on the Company’s newly acquired Northwest Shelf Property. The result for 2019 will be 18 (Sixteen 1-mile horizontals / two 1½-mile horizontals) new horizontal San Andres wells on the Northwest Shelf Property, 13 (ten 1-mile horizontals / three 1½-mile horizontals) new horizontal San Andres wells on the Central Basin Platform Property (“CBP”) and one new 1-mile horizontal Brushy Canyon well on the Delaware Basin Property.

Mr. Danny Wilson, the Company’s Executive Vice President and Chief Operating Officer, commented, “When we completed the Wishbone acquisition in early April and moved a second drilling rig onto property, it was with the intention of maintaining a two-rig drilling program (1 rig on NWS / 1 rig on CBP) for the remainder of 2019. The preliminary results we are seeing on our initial new horizontal wells on the NWS property are exciting and confirms our assessment of what this acquisition means to the Company now and in the future. Once we began our well-by-well examination of the property, it became immediately clear there was an opportunity to increase current production and efficiencies by means of reworks and/or upgrading equipment. This is very similar to what we experienced when we acquired our Delaware Basin asset in 2015 and were able to increase production by upgrading equipment and infrastructure. We had already identified a number of existing wells on our CBP that, through their normal cycle, had become rework or upgrade candidates and, by combining the number of wells on both properties, presented us an opportunity to redeploy funds and; 1) Immediately improve the overall efficiencies and production of approximately 40 existing wells, 2) Upgrade existing infrastructure in preparation for future development, and 3) Reduce our annual budget, and with greater certainty, obtain our primary goals of obtaining cash flow neutrality with modest annual production growth by year-end 2019. We drilled 13 new horizontal wells in the second quarter, eleven of them are in varying stages of completion and testing. This effectively has begun to replenish an inventory of new wells coming on production quarter over quarter. We will maintain one drilling rig and continue to drill new horizontal wells on our NWS property, focusing on areas that in the past have shown excellent results.”

Management continues to monitor and evaluate potential additions to its current derivative contracts. The Company has entered into derivative contracts in the form of costless collars of WTI Crude Oil prices in order to protect the Company’s cash flow from price fluctuation and maintain its capital programs.  The trades were for a total of 5,500 barrels of oil per day (“BOPD”) and were for the period of April 2019 through December 2019. In addition, the Company entered into two “costless collar” contracts, each for 1,000 BOPD and are for the period of January 2020 through December 2020. The average prices for the 5,500 BOPD under contract for 2019 are: Floor = $50.00 Ceiling = $68.19. The average prices for the 2,000 BOPD under contract for 2020 are: Floor = $50.00 Ceiling = $65.61.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “When we announced our preliminary CAPEX in April, we expected to increase it based on maintaining a two-rig drilling program and performing the necessary upgrades to infrastructure and existing wells on our existing properties (CBP / N. Gaines / Delaware). Upon completion of the Wishbone property, and after examination of the asset, it became very apparent that by redirecting funds earmarked for drilling to accomplish those upgrades on our two primary assets (CBP / NWS) would have a very positive effect and bring us closer, with greater certainty, to our goal of cash flow neutrality by year-end. We are in a very unstable commodity environment. The “energy” sector, as a whole, is definitely out of favor, and the only factor that appears to have the investment community’s attention is the ability to operate within cash flow. That has been and continues to be our primary focus. Our stock, by any valuation method, is tremendously undervalued. We were recently notified that one of our largest institutional shareholders had decided to close its doors on 6/30 due to the retirement of one of the founders and had redistributed its position in REI stock to its investors. We are also investigating the dramatic increase in the “short” position in the Company’s stock. As CEO of this Company, I can assure all our shareholders that their Company continues to operate efficiently and effectively. We have built a tremendous group of assets which will provide years of opportunity and growth. Although we took on additional debt with the Wishbone acquisition, we have no need now or the foreseeable future to access the capital markets and stand ready to accelerate our operations and drilling activity when we see a more stable market.”

The 2019 CAPEX budget is subject to change based on market conditions, commodity price changes, rig availability, drilling results and general operational results.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended March 31, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447